PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 50 to Registration Statement No. 333-34392 Dated December 27, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES E
Euro Fixed Rate Senior Bearer Notes Due 2003

     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2003) prior to the maturity date other than under the circumstances described under "Description of Notes—Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes—Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes—Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount: Maturity Date: Settlement Date (Original Issue Date):	JPY 12,000,000,000 May 12, 2003 January 9, 2001	Interest Rate:	1.75% per annum; provided that for the interest payment period from and including January 10, 2001 to but excluding May 10, 2001, the interest rate will be 2.625% so that JPY 875,000 per JPY 100,000,000 principal amount of notes shall be payable for all of the interest payment periods
Interest Accrual Date:	January 10, 2001	Maximum Interest Rate:	N/A
Issue Price:	102.71%	Minimum Interest Rate:	N/A
Specified Currency: Redemption Percentage at Maturity: Initial Redemption Percentage:	Japanese Yen ("JPY") 100% N/A	Interest Payment Dates:	Each May 10 and November 12, commencing May 10, 2001, provided that if any such day is not a business day, the payment otherwise due on such interest payment date will be paid on the immediately preceding day that is a business day
Annual Redemption Percentage Reduction:	N/A	Interest Payment Period:	Semi-annual; provided that the first interest payment period will be from and including January 10, 2001 to but excluding May 10, 2001
Optional Repayment Date(s):	N/A
Denominations:	JPY 100,000,000
Business Day:	Tokyo, New York and London
Common Code:	012264615
ISIN:	XS0122646150
Other Provisions:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER